EXHIBIT 21

SUBSIDIARIES OF FIRST EAGLE PRIVATE CREDIT FUND

Name	Jurisdiction
First Eagle Private Credit Fund SPV, LLC	Delaware
FEPC Fund Servicer, LLC	Delaware
First Eagle Private Credit Fund BSL SPV I, LLC	Delaware